Exhibit 4.8

STOCKHOLDER AGREEMENT

WITH

NIMBLEGEN SYSTEMS INC.

(Applicable to Shares Purchased By Exercise of Stock Options)

This Stockholder Agreement (the “Agreement”) dated as of October 19, 2005, is by and between NimbleGen Systems Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereof (“Participant”).

RECITALS

The Company granted Participant an option (the “Option”) to purchase shares of the Company’s Series E Preferred Stock pursuant to its 2000 Stock Option and Restricted Stock Plan, as amended and restated as of September 25, 2001 and as further amended (the “Plan”). The Company and Participant entered into that certain Award Agreement dated as of October 7, 2005 (the “Award Agreement”) setting out the terms of such option grant. Participant has purchased 450,000 shares of the Company’s Series E Preferred Stock pursuant to the Award Agreement, which, together with all other such shares from time to time purchased by Participant pursuant to the Award Agreement, including those shares purchased after the date of this Agreement, are the “Shares” hereunder.

The Company made its grant of the Option on certain terms and conditions including the requirement that Participant and the Company would enter into this Agreement as a condition to the right to exercise the Option.

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below; all other capitalized terms shall have the meanings set forth elsewhere in this Agreement:

“Affiliate” means (i) any person directly or indirectly controlled by a holder of capital stock of the Company, in control of a holder of capital stock of the Company, or under common control with a holder of capital stock of the Company, (ii) any member, partner, subsidiary, officer, director or stockholder of a person or entity referred to in clause (i), and (iii) any other person or entity directly or indirectly in control of or under the control of any person or entity referred to in clause (ii). “Controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise) of a person;

provided, that common control shall be conclusively presumed between or among an individual and members of the immediate family (spouse, siblings, ancestors, descendants or the spouse of any of the foregoing) of such individual, an individual and a trust primarily for the benefit of such individual, or an immediate family member of such individual.

“Common Stock” means shares of the Company’s common stock, $.001 par value.

“Disability” has the meaning given in Section 2(i) of the Plan.

“Permitted Transfer” has the meaning set forth in Section 2.2.

“Restricted Shares” has the meaning given in the Award Agreement.

“Share(s)” has the meaning set forth in the Recitals.

“Stockholder” means any person who holds legal title to any issued and outstanding share of the Company’s Common Stock or preferred stock, and any stock into which any such class of stock is converted or exchanged.

“Transfer” or “Transfers” means, with respect to the Shares, any sale, pledge, hypothecation, gift, devise, distribution, or other disposition of Shares, including, but not limited to, any direct or indirect change in legal or beneficial ownership effected by any voluntary or involuntary disposition of Shares or by operation of law or by legal or equitable process.

“Vested Shares” has the meaning given in the Award Agreement.

ARTICLE II

RESTRICTIONS ON TRANSFER

2.1. General Restriction. No Transfer of the Shares may be made by Participant (including, without limitation, an executor or personal representative, guardian, or conservator of Participant), except pursuant to the terms of the Award Agreement, this Agreement, and in accordance with the terms of the Bylaws of the Company. Any Transfer of Shares which violates the terms of the Award Agreement or this Agreement shall be voidable by the Company, and neither the Company nor its transfer agent shall permit such transfer to be made on the stock records of the Company.

2.2. Permitted Transfers. The prohibition of Section 2.1 shall not apply to any Transfer of any interest in Participant’s Shares, provided however that this Section 2.2 does not apply to Restricted Shares, (i) to his/her spouse or lineal descendant (hereafter “Immediate Family”) or a trust for the benefit of his/her Immediate Family, provided that Participant retains the right to vote any Shares so transferred; (ii) upon Participant’s death; (iii) as the result of any merger, consolidation, or share exchange involving the Company; (iv) any exchange of existing Shares for other shares of the same or a different class or series in the Company, whether through the exercise of conversion rights or otherwise; or (v) to the Company (hereinafter a “Permitted Transfer”). The foregoing notwithstanding, a Transfer of Shares may not be made to a transferee described in clauses (i) or (ii) of the preceding sentence unless the transferee agrees to be bound by the terms of this Agreement applicable to Vested Shares, and in the case of a Transfer described in clauses (iii) and (iv), the shares received in exchange for the Shares will remain subject to this Agreement and treated as “Shares” hereunder.

ARTICLE III

TRANSFER OF STOCK – GENERAL

3.1. Third Party Offers. If Participant receives a bona fide written offer (“Offer”) from a third party to purchase some or all of the Vested Shares registered in his name and Participant desires to accept that offer (except for a Permitted Transfer), Participant shall give written notice to the Company (the “Sale Notice”) of his desire to transfer such Vested Shares and, in that event, the Company shall have the rights granted herein.

3.2. Company Option. The Company shall have an option to purchase all or any portion of the Vested Shares which are the subject of a Sale Notice at the lesser of the price specified in the Offer or Fair Market Value, as determined under Section 3.5, and on the terms specified in Sections 3.6 and 3.7. The Company shall have thirty (30) days after delivery of the Sale Notice to exercise its option (the “Company Option Period”). This option may be exercised by giving written notice of exercise (the “Exercise Notice”) to Participant during the Company Option Period. Delivery of the Exercise Notice shall obligate the Company to purchase and Participant to sell the Shares of Participant identified in the Exercise Notice on the terms provided in this Article III.

3.3. Sale to Third Party. If the Company, after receiving the Sale Notice, fails to exercise its option as provided in Section 3.2, or if it declines to exercise the same, Participant shall be entitled to transfer the Vested Shares to the third party on the terms contained in the Offer, and shall be entitled to have his Vested Shares transferred on the books of the Company, but only if the third party purchaser agrees to be bound by the terms of this Agreement applicable to Vested Shares. If Participant fails to close the transfer of his Vested Shares within sixty (60) days after the option of the Company has expired or been waived, the restrictions contained in this Article III shall again apply and must be met prior to effecting any transfer of Vested Shares. Any transfer of Vested Shares by Participant to any unaffiliated third party shall comply with all applicable securities laws, and the Company may refuse to transfer any Vested Shares unless it receives such assurance and opinions from legal counsel acceptable to the Company that any such transfer is in compliance with all applicable securities laws.

3.4. Drag-Along Rights.

(a) If one or more Stockholders (the “Controlling Stockholder”) wishes to sell all or part of the capital stock of the Company owned by the Controlling Stockholder that represents fifty percent (50%) or more of all the voting power of all classes of stock of the Company then outstanding in one transaction, or a series of related transactions, to a third-party who is not an Affiliate of such Controlling Stockholder (a “Sale Transaction”), such Controlling Stockholder may, in its sole discretion, require Participant to sell all or the same proportionate amount of Shares (including Restricted

Shares at the Controlling Stockholder’s option, in which case the Shares to be sold will become Vested Shares) as the Controlling Stockholder in accordance with this Section 3.4 (“Drag-Along Rights”). If the Controlling Stockholder exercises its Drag-Along Rights, Participant shall be required to sell his/her Shares or a portion of his/her Shares at a purchase price per Share and upon the same terms as the shares of the Controlling Stockholder.

(b) The Controlling Stockholder who desires to exercise its Drag-Along Rights shall deliver a notice to Participant and the Company setting forth the terms of the Sale Transaction (including the proposed closing date for the Sale Transaction), and provide all documents required to be executed by Participant in order to consummate such Sale Transaction. Participant shall deliver to the Controlling Stockholder at least seven (7) business days prior to the proposed closing date referred to above all documents and certificates, correctly endorsed and executed, necessary to close the Sale Transaction. If Participant fails to deliver such documents to the Controlling Stockholder, the Company shall cause its books and records to show that the Shares held by Participant have been transferred pursuant to the provisions of this Section 3.4.

(c) The Controlling Stockholder shall have one hundred twenty (120) days from the date of the notice described in subsection 3.4(b) above, to consummate any Sale Transaction and, promptly after such consummation, shall notify the Company and Participant to that effect. The Controlling Stockholder shall also cause to be remitted to Participant the proceeds attributable to the sale of Participant’s Shares not later than three (3) business days after the closing of the Sale Transaction. If any Sale Transaction is not consummated prior to the expiration of the one-hundred twenty (120) day period referred to in this Section, the Controlling Stockholder may not thereafter consummate the proposed Sale Transaction (without complying again with subsection 3.4(b) above) and shall return to Participant all documents previously delivered to the Controlling Stockholder in connection with such Sale Transaction.

3.5. Fair Market Value. For purposes of this Article III, “Fair Market Value” as of any applicable date, shall mean the Fair Market Value, as defined in the Plan, except that, in the absence of an established market for the Common Stock, such Fair Market Value shall be determined by appraisal as provided in this Section 3.5. For such purposes, “Fair Market Value determined by appraisal” as of any date shall mean the price at which a willing buyer and a willing seller, with neither under compulsion to act, then would buy and sell the Shares subject to purchase hereunder, assuming the continuation of the Company as a going concern, as determined by an independent appraiser experienced in valuations of privately held businesses who is selected in good faith by the Board of Directors of the Company (the “Appraiser”). In determining such Fair Market Value, the Appraiser shall apply any appropriate minority interest, marketability (lack thereof) or other discounts. For the purposes of this Agreement, the determination of the Appraiser shall be conclusive and binding on all parties concerned. Promptly after its receipt of the Appraiser’s written appraisal report setting forth the Fair Market Value, the Company shall deliver a copy of such report to the Participant. The Company shall bear the entire cost of any such appraisal performed pursuant hereto.

3.6. Payment of Purchase Price. In the event of the purchase by the Company of Shares under Section 3.2 of this Agreement, the Company, shall, within thirty (30) days of the delivery to Participant of the notice that the Company is exercising the option to purchase Shares, pay the purchase price in cash and shall have the option to evidence that amount of the purchase price that exceeds $10,000 by a promissory note of the Company, dated the day of purchase by the Company (the “Promissory Note”). The Promissory Note shall be payable in four (4) equal annual installments, commencing on the Closing Date, as defined in Section 3.7, below, with each subsequent installment to be due on the anniversary date of the Closing Date each year thereafter. Interest on the deferred balance of the purchase price shall accrue from the Closing Date at the Annual Mid-Term Federal Rate published by the Internal Revenue Service as of the end of the month preceding or coincident with the purchase and shall be payable with each installment of principal. The Company shall have the right to prepay the deferred balance at any time, without penalty. All payments shall be applied first to interest which is accrued and unpaid and then to principal. Any promissory note issued hereunder shall provide that all sums not yet due and payable thereunder shall be and become immediately due and payable upon any Change in Control (as defined in Section 2(e) of the Plan) of the Company. The parties may, by written agreement, alter or modify the payment schedule provided herein.

3.7. Closing.

(a) The closing date (the “Closing Date”) for the purchase of any Shares pursuant to this Article III shall be the date the Shares are endorsed and delivered to the purchaser and the purchaser has tendered to Participant the consideration required by this Agreement, including, without limitation, any cash then due and any Promissory Note evidencing the obligations of the purchaser to Participant.

(b) The Closing Date shall occur on the business day designated by the Company, but not later than sixty (60) days following the delivery of the applicable Exercise Notice described in Section 3.2. The Company and Participant agree to use best efforts to cause all transactions required to be consummated hereunder to be closed as provided herein and acknowledge that time is of the essence.

ARTICLE IV

STOCK LEGEND

All certificates representing Shares now owned or hereafter acquired by a party to this Agreement or their transferee(s) shall bear a legend in substantially the form set forth below:

(a) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER, MANDATORY SALE UPON THE HAPPENING OF CERTAIN EVENTS, AND VOTING RESTRICTIONS AS SET FORTH IN CERTAIN AGREEMENTS BETWEEN THE ORIGINAL HOLDER OF THE SHARES AND THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(b) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SHARES MAY NOT BE PLEDGED, SOLD, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY REASONABLY ACCEPTABLE TO IT STATING THAT SUCH PLEDGE, SALE, TRANSFER OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW.

ARTICLE V

MARKET STAND-OFF AGREEMENT

Participant hereby agrees, if so requested by the managing underwriters or the Company in connection with an initial public offering of the Company’s Common Stock, that, without the prior written consent of such managing underwriters, Participant will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, assign any legal or beneficial interest in or make a distribution of any capital stock of the Company held by or on behalf of Participant or beneficially owned by Participant in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to 180 days after the date of the final prospectus relating to the Company’s initial public offering.

ARTICLE VI

CERTAIN MARITAL TRANSFERS

The creation or existence of any interest in any Shares which interest is acquired or owned by the spouse or former spouse of any Stockholder as community or marital property during marriage, as a result of property division or other award or Transfer upon dissolution of the marriage, or as a result of any allowance or assignment of property under any applicable community or marital property law (a “Marital Transfer”) shall be permitted by, and deemed in compliance with, this Agreement; provided, however, that the following conditions are satisfied: (a) the Shares in which such an interest is created or exists are and continue to be (1) held of record in the name of such Stockholder and (2) managed and controlled by such Stockholder, and (b) the spouse or former spouse shall have executed a spousal consent and acknowledgement in the form attached to the Award Agreement. At the first such time when either of the conditions in the foregoing provision cease to be satisfied with respect to any Shares, an Offer shall be deemed to have been given with respect to such Shares. This Article VI shall not apply to a Permitted Transfer of Vested Shares in accordance with Section 2.2, above.

ARTICLE VII

GENERAL PROVISIONS

7.1. Further Assurances. Subject to the terms and conditions herein provided, each party hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable, within applicable laws and regulations to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. If at any time before or after the date of this Agreement any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable each party hereto shall at the expense of the requesting party take all such reasonably necessary, proper or advisable action to effectuate such purposes.

7.2. Governing Law; Jurisdiction. The interpretation and construction of this Agreement and the resolution of any disputes arising out or of in connection with this Agreement or any breach hereof, shall, unless otherwise expressly provided, be governed by and be construed in accordance with the internal law of the State of Wisconsin without regard to the conflicts of laws principles thereof.

7.3. Remedies. The parties agree that any breach of this Agreement by any party hereto will cause the other parties hereto irreparable harm and that damages will not constitute an adequate remedy. Accordingly, the parties agree that injunctive relief, including, without limitation, the issuance of a temporary, preliminary or permanent injunction is an appropriate and proper remedy for any breach hereof, in addition to any award of damages which may be proven.

7.4. Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its Chairman at its then principal place of business. Any notice to be given to Participant may be addressed to him at his address as it appears on the payroll or other records of the Company or any affiliate thereof. Any such notice will be deemed to have been duly given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at Participant’s or the Company’s address.

7.5. Entire Agreement; Amendments. This Agreement, the Award Agreement and the Exercise Notice constitute a complete statement of all of the arrangements between the parties as of the date hereof with respect to the transactions contemplated hereby, and thereby supersedes all prior agreements and understandings between them with respect thereto and cannot be changed or terminated orally.

7.6. Termination. Sections 2.1, 3.1, 3.2, 3.3, and 3.4 of this Agreement shall terminate and be of no further force or effect upon the earlier of (a) merger of the Company pursuant to which Stockholders of the Company receive securities of a buyer whose securities are publicly traded; or (b) consummation by the Company of a public offering of its equity securities pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. Upon termination of Sections 2.1, 3.1, 3.2, 3.3, and 3.4 of this Agreement, as herein provided, each Stockholder may deliver the certificates of his or her Shares to the secretary of the Company and have the certificates reissued, without the legend required under this Agreement appropriately modified.

7.7. Headings and Defined Terms. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

7.8. Recitals. The recitals, first stated above, are an integral part of this Agreement and are incorporated herein.

7.9. Successors. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their heirs, successors and assigns.

7.10. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a wavier or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

7.12. Severability. The invalidity of any provision in this Agreement shall not affect the validity of any other provision.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

NIMBLEGEN SYSTEMS INC.,
a Delaware corporation (the “Company”)

By:	/s/ Thomas M. Palay
Its:	Chairman of the Compensation Committee of the Board of Directors of the Company

Participant

/s/ Stanley D. Rose
Stanley D. Rose